EXHIBIT 11

                       COMPUTATION OF NET LOSS PER SHARE





                                   EXHIBIT 11
               INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARY
                             (Debtor-In-Possession)
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                                      Three Months Ended                  Six Months Ended
                                                          March 31,                          March 31,

                                                    2005              2004             2005             2004
                                                    ----              ----             ----             ----

Net loss                                      $( 52,661)        ( 394,714)        ( 248,498)       ( 504,880)
                                                =======          ========          ========         ========

Weighted average number of
  common shares outstanding                    23,836,323       20,047,038        23,847,655       19,296,682
Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants and
  convertible stock                                    -                 -                 -                -
                                              ----------        ----------        ----------       ----------
                                              23,836,323        20,047,038        23,847,655       19,296,682
                                              ==========        ==========        ==========       ==========
Basic and diluted loss per
  share applicable to
  common shareholders                         $        *            (0.02)            (0.01)           (0.03)
                                               =========        ==========        ==========       ==========
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* Less than $(0.01) per share.

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 12,396,350 at March 31, 2005 and 14,163,850 shares at March 31, 2004) would be to decrease net loss per share.